Genesee & Wyoming Announces Senior Management Appointments

GREENWICH, Conn., May 2, 2005/PR Newswire/—Genesee & Wyoming Inc. (GWI) (NYSE:GWR) announced today the following senior management appointments, effective immediately.

John C. Hellmann has been named President of GWI. Mr. Hellmann has been the Company’s Chief Financial Officer for the past five years. He will be working in Perth, Western Australia for the rest of 2005, on assignment at the Company’s 50%-owned subsidiary, the Australian Railroad Group.

Timothy J. Gallagher has been named Chief Financial Officer of GWI. Mr. Gallagher was previously Senior Vice President and Treasurer of Level 3 Communications (NASDAQ: LVLT). Prior to that, Mr. Gallagher held a number of senior financial positions during nearly five years at WilTel Communications and eight years at BP Amoco Corporation. Mr. Gallagher has a BSE from Princeton University, an MBA from The Wharton School of the University of Pennsylvania and an MS in Financial Mathematics from the University of Chicago.

Charles N. Marshall has been named Vice Chairman of GWI. Mr. Marshall has been the Company’s President and Chief Operating Officer for the past seven years. His 44 years of railroad industry experience have included positions with Consolidated Rail Corporation (Conrail), Southern Railway and Chessie System Railroads.

James W. Benz has been named Chief Operating Officer of GWI. Mr. Benz has been President of GWI’s Rail Link subsidiary for the past seven years. He founded Rail Link in 1987, which was subsequently acquired by GWI in 1996, and he has built the business into one of GWI’s largest operating units. His 33 years of railroad industry experience have included positions with the Seaboard Coast Line and CSX Transportation.

Billy C. Eason has been named President of Rail Link, Inc. He also has been named GWI’s Senior Vice President – Rail Link. Mr. Eason joined Rail Link in 2001 and was appointed Vice President Railroad Operations in 2002. His 38 years of railroad industry experience have included positions with the Atlantic Coast Line, Seaboard Coast Line and CSX Transportation.

Murray J. Vitlich has been named Deputy Chief Executive Officer of GWI’s 50%-owned subsidiary, the Australian Railroad Group (ARG). At the February meeting of the ARG Board, Mr. Vitlich was appointed to his new position in anticipation of CEO Mike Mohan’s planned return to the United States at the end of 2005. Mr. Vitlich has served both as General Manager Finance and Chief Operating Officer of ARG since December 2000.

Mortimer B. Fuller III, Chairman and Chief Executive Officer of GWI commented, “Today’s appointments serve to strengthen GWI’s senior management team and to lay the groundwork for our succession plans. We have expanded our leadership team to build on our past success and to continue our focus on shareholder value.”

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. The Company operates over 8,200 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

SOURCE Genesee & Wyoming Inc.

CONTACT: Craig MacQueen, Corporate Communications, Genesee & Wyoming Inc., 203-629-3722
Web site: http://www.gwrr.com